EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70259) of LMI Aerospace, Inc. of our report dated June 29, 2010 relating to the financial statements of the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
June 29, 2010